Exhibit 4.12

AMENDED AND RESTATED SECOND LIEN

INTERCREDITOR AGREEMENT

This AMENDED AND RESTATED SECOND LIEN INTERCREDITOR AGREEMENT (this “Agreement”), is dated as of December 24, 2010, and entered into by and among CAPITAL ONE, N.A. (“Capital One”), in its capacity as First Lien Agent for the First Lien Creditors, THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., in its capacity as Indenture Trustee (in such capacity, with its successors and assigns, the “Trustee”) and in its capacity as Collateral Agent (in such capacity, with its successors and assigns, the “Collateral Agent” and together with the Trustee, the “Second Lien Trustee”) for, on behalf of and in the stead of, the Second Lien Creditors, BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC (“BEEOO”) and BLACK ELK ENERGY FINANCE CORP. (“BEEFC”) and each of the other Loan Parties from time to time party hereto. Defined terms used in this preamble and the recitals below shall have the meanings set forth in Section 1 below.

WHEREAS, BEEOO, the First Lien Agent and certain financial institutions from time to time party thereto (with their respective successors and assigns, the “First Lien Lenders”) are parties to a Credit Agreement, dated as of December 24, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time prior to the date hereof, the “First Lien Agreement”); and

WHEREAS, BEEOO and BP Corporation North America Inc. (“BP”) have entered into that certain ISDA Master Agreement, dated October 1, 2009, together with that certain Amended and Restated Schedule of even date herewith and one or more transaction confirmations thereunder (as amended, supplemented, amended and restated, or otherwise modified from time to time, collectively, the “BP Swap Agreement”); and

WHEREAS, pursuant to the First Lien Security Documents, BEEOO and the other Loan Parties have granted security interests in the Collateral in favor of the First Lien Creditors as security for the payment and performance of the First Lien Obligations (the “Senior Liens”); and

WHEREAS, BEEOO, BEEFC, the Second Lien Trustee and the Collateral Agent have entered into that certain Indenture dated November 23, 2010 (the “Existing Second Lien Indenture”), pursuant to which BEEOO and BEEFC issued Second Lien Notes (the “Second Lien Notes”); and

WHEREAS, certain Persons (with their respective successors and assigns, the “Second Lien Note Holders”) entered into that certain Purchase Agreement dated November 23, 2010 (the “Second Lien Note Purchase Agreement”), pursuant to which the Second Lien Note Holders purchased the Second Lien Notes; and

WHEREAS, pursuant to the Second Lien Security Documents, BEEOO, BEEFC and the other Loan Parties granted and will grant security interests in the Collateral in favor of the Second Lien Trustee for the benefit of the Second Lien Creditors as security for the payment and performance of the Second Lien Obligations (the “Junior Liens”), which will be junior to the Senior Liens as set forth herein.

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WHEREAS, in connection with the Existing Second Lien Indenture, the Second Lien Trustee and the Collateral Agent on behalf of the Second Lien Note Holders, BEEOO, BEEFC and PPVA Black Elk Cayman LTD, as the prior collateral agent for BP (in such capacity, “PPVA”), entered into an intercreditor agreement dated November 23, 2010 (“the Prior Agreement”) setting forth the rights and priorities of the parties thereto; and

WHEREAS, PPVA no longer has any liens on Collateral and has been replaced by Capital One as the collateral agent for BP under the terms of the Capital One/BP Intercreditor Agreement and as such the parties hereto desire to amend and restate the Prior Agreement to set forth the rights and priorities of the parties hereto.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

SECTION 1 Definitions.

The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Collateral” means all First Lien Collateral and Second Lien Collateral.

“Comparable Second Lien Security Document” means, in relation to any Collateral subject to any First Lien Security Document, that Second Lien Security Document that creates a security interest in the same Collateral, granted by the same Loan Party, as applicable.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Creditor” means, as the context may require, the First Lien Creditors and the Second Lien Creditors.

“Enforcement Action” means, with respect to the First Lien Obligations or the Second Lien Obligations, the exercise of any rights and remedies with respect to any Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the First Lien Documents or the Second Lien Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of an applicable jurisdiction or under the Bankruptcy Code.

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“First Lien Agent” means Capital One, N.A.

“First Lien Agreement” means (i) the First Lien Agreement, as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the First Lien Agreement or any other agreement or instrument referred to in this clause (ii) in accordance with this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement; provided that in no event shall the application of the proceeds of the notes issued under the Existing Second Lien Indenture to repay indebtedness under the First Lien Agreement qualify the Existing Second Lien Indenture as a First Lien Agreement. Any reference to the First Lien Agreement hereunder shall be deemed a reference to any First Lien Agreement then extant.

“First Lien Cap” means the aggregate amount of the First Lien Obligations, including all Swap Obligations; provided that the principal amount of all loans made pursuant to the First Lien Agreement constituting First Lien Obligations (including the drawn and undrawn amount of all letters of credit constituting First Lien Obligations) shall not exceed an amount equal to (a) (i) the greater of (x) $35,000,000 and (y) 10% of ACNTA (as defined in the Second Lien Indenture) as of the date of determination, minus (ii) the sum of all principal payments on the term loans (including voluntary and mandatory prepayments of the term loans), if any, and permanent reductions in revolving loan commitment amounts constituting First Lien Obligations plus (b) 15% of the amount in clause (a) as of the date of determination.

“First Lien Collateral” means all assets, whether now owned or hereafter acquired by any Loan Party, in which a Lien is granted or purported to be granted in favor of the First Lien Agent or First Lien Creditors as security for any First Lien Obligation.

“First Lien Creditor” means the First Lien Agent, the First Lien Lenders, and any other holders of First Lien Obligations, including replacement First Lien Lenders and BP.

“First Lien Documents” means the First Lien Agreement, the notes from time to time issued thereunder, letters of credit and letter of credit applications with respect thereto, Swap Agreements between any First Lien Creditor and any Loan Party, including the BP Swap Agreement, the First Lien Security Documents and all other agreements, certificates, documents, instruments and writings at any time delivered by any Loan Party in connection therewith.

“First Lien Discharge Date” means the date on which (i) all First Lien Obligations (excluding the First Lien Excess Obligations) have been paid in cash in full (or, with respect to Swap Agreements, cash collateral in an amount equal to obligations has been posted) and (ii) all commitments to extend credit under the First Lien Documents have been terminated and (iii) there are no outstanding letters of credit or similar instruments issued under the First Lien Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the First Lien Security Documents).

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“First Lien Excess Obligations” means, as of any date of determination, the result of the aggregate principal amount of all loans made and letters of credit issued pursuant to the First Lien Agreement constituting First Lien Obligations minus the then First Lien Cap.

“First Lien Obligations” means (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made pursuant to the First Lien Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the First Lien Agreement, (iii) all Swap Obligations of any Loan Party, and (iv) all fees, expenses and other amounts payable from time to time pursuant to the First Lien Documents, in each of the foregoing cases whether or not allowed or allowable against any Loan Party or their estates in an Insolvency Proceeding. To the extent any payment with respect to any First Lien Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Lien Creditor, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Lien Creditors and the Second Lien Creditors, be deemed to be reinstated and outstanding as if such payment had not occurred.

“First Lien Security Documents” means the “Security Instruments” as defined in the First Lien Agreement, and any other instruments, agreements and documents that grant or purport to grant a Lien in favor of First Lien Creditors to secure First Lien Obligations.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Party” means BEEOO, BEEFC and each direct or indirect Affiliate or shareholder (or equivalent) of any of BEEOO, BEEFC or any of their respective Affiliates that is now or hereafter becomes a party to any First Lien Document or Second Lien Document.

“Person” means, any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.

“Post-Petition Interest” means any interest or entitlement to fees or expenses that accrues after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.

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“Second Lien Cap” means the aggregate amount of all Second Lien Obligations; provided that the principal amount of the Second Lien Notes constituting Second Lien Obligations shall not exceed $150,000,000 minus the sum of all principal payments (including voluntary and mandatory prepayments) made with respect thereto prior to the date of determination.

“Second Lien Collateral” means all assets, whether now owned or hereafter acquired by any Loan Party, in which a Lien is granted or purported to be granted in favor of Second Lien Creditors as security for any Second Lien Obligation.

“Second Lien Creditor” means the Second Lien Trustee, the Collateral Agent, the Second Lien Note Holders, and any other holders of Second Lien Obligations.

“Second Lien Documents” means the Second Lien Indenture, the Second Lien Notes, the Second Lien Note Purchase Agreement, each Second Lien Security Document, and all other agreements, certificates, documents, instruments and writings at any time delivered by any Loan Party in connection therewith.

“Second Lien Excess Obligations” means, as of any date of determination, the result of the aggregate principal amount of then Second Lien Obligations minus the then Second Lien Cap.

“Second Lien Indenture” means (i) the Existing Second Lien Indenture, as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Second Lien Indenture or any other agreement or instrument referred to in this clause (ii) in accordance with this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement. Any reference to the Second Lien Indenture hereunder shall be deemed a reference to any Second Lien Indenture then extant.

“Second Lien Obligations” means (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on the Second Lien Notes and any other indebtedness or obligations under the Second Lien Indenture and the Second Lien Notes, and (ii) all fees, expenses and other amounts payable from time to time pursuant to the Second Lien Documents, in each case whether or not allowed or allowable against any Loan Party or their estates in an Insolvency Proceeding. To the extent any payment with respect to any Second Lien Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any First Lien Creditor, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Lien Creditors and the Second Lien Creditors, be deemed to be reinstated and outstanding as if such payment had not occurred.

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“Second Lien Security Documents” means the “Collateral Agreements” as defined in the Second Lien Indenture, and any mortgages, instruments, agreements and documents that grant or purport to grant a Lien in favor of Second Lien Creditors to secure Second Lien Obligations.

“Standstill Period” has the meaning given it in Section 3.1(b).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the- counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Loan Parties shall be a Swap Agreement.

“Swap Obligations” means, relative to any Person, any obligations of such Person under a Swap Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, relative to any financing statement or by reason of applicable law, the perfection or the effect of perfection or non-perfection of the security interests granted pursuant to the applicable First Lien Documents or Second Lien Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of this Agreement and the provisions of each First Lien Document and Second Lien Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

SECTION 2 Obligations and Lien Priorities.

2.1 Subordination of Junior Liens.

(a) Until the First Lien Discharge Date, any and all Liens now existing or hereafter created or arising in favor of any Second Lien Creditor securing the Second Lien Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, are expressly subordinated and junior in priority, operation and effect to any and all Liens now existing or hereafter created or arising in favor of the First Lien Creditors securing the First Lien Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Second Lien Creditor may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other Liens or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any First Lien Document or Second Lien Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any First Lien Creditor securing any of the First Lien Obligations are (x) subordinated to any Lien securing any obligation of any Loan Party other than the Second Lien Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed. Any and all such Liens securing the First Lien Obligations shall be and remain senior in right, priority,

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operation and effect to any Liens securing Second Lien Obligations for all purposes, whether or not any such Liens securing First Lien Obligations are subordinated in any respect to any other Liens securing other indebtedness of BEEOO, BEEFC or any other Loan Party.

(b) Each of the Second Lien Trustee, for itself and on behalf of each Second Lien Creditor, and the First Lien Agent, for itself and on behalf of each First Lien Creditor, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any Lien held by or on behalf of any of the First Lien Creditors in the Collateral or by or on behalf of any of the Second Lien Creditors in the Collateral, respectively; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Agent, any other First Lien Creditors, the Second Lien Trustee or any other Second Lien Creditor to enforce this Agreement, including the priority of the Liens as provided herein.

(c) The subordination of Liens securing the Second Lien Obligations described herein affects only the relative priority of those Liens, and does not subordinate the Second Lien Obligations in right of payment to the First Lien Obligations. Nothing in this Agreement will affect the entitlement of any Second Lien Creditor to receive and retain required payments of interest, principal, and other amounts in respect of the Second Lien Obligations unless the receipt is expressly prohibited by, or results from the Second Lien Creditor’s breach of, this Agreement.

(d) Except as expressly provided in Sections 2.6 and 5.1, the First Lien Agent agrees not to contractually subordinate its Lien in any Collateral to the Lien of any other creditor of the Loan Parties.

2.2 Nature of First Lien Obligations. The Second Lien Trustee on behalf of itself and the other Second Lien Creditors acknowledges that all or a portion of the First Lien Obligations are revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the First Lien Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the First Lien Obligations may be increased, replaced or refinanced, in each event, in accordance with Section 6.1 and without affecting the provisions hereof. The First Lien Agent on behalf of itself and the other First Lien Creditors acknowledges that the terms of the Second Lien Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the Second Lien Obligations may be replaced or refinanced, in each event, in accordance with Section 6.2 and without affecting the provisions hereof. The Lien priorities provided in Section 2.1 (as modified by Section 2.4) shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the First Lien Obligations or the Second Lien Obligations, or any part thereof.

2.3 Agreements Regarding Actions to Perfect Liens.

(a)(i) Pursuant to the terms of the Prior Agreement, BEEOO and BEEFC have previously caused each Second Lien Security Document to include the following language, or language comparable thereto:

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““Notwithstanding anything herein to the contrary, the Lien and security interest granted to Second Lien Trustee pursuant to this Agreement and the exercise of any secured creditor right or remedy by Second Lien Trustee hereunder are subject to the provisions of the Second Lien Intercreditor Agreement, dated as of November 23, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”), among PPVA Black Elk (Cayman) Ltd., as First Lien Agent, The Bank of New York Mellon Trust Company, N.A., as Second Lien Trustee, Black Elk Energy Offshore Operations, LLC, Black Elk Energy Finance Corp., and other persons party or that may become party thereto from time to time. If there is a conflict between the terms of the Second Lien Intercreditor Agreement and this Agreement, the terms of the Second Lien Intercreditor Agreement will control.””

(b) The First Lien Agent hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Collateral pursuant to the First Lien Security Documents, such possession or control is also for the benefit of the Second Lien Trustee and the other Second Lien Creditors for purposes of perfecting their security interest in such Collateral to the extent any Loan Party has granted or purported to grant to the Second Lien Trustee a security interest in such Collateral. Nothing in the preceding sentence shall be construed to impose any duty on the First Lien Agent (or any third party acting on its behalf) with respect to such Collateral or provide the Second Lien Trustee or any other Second Lien Creditor with any rights with respect to such Collateral beyond those specified in this Agreement and the Second Lien Security Documents; provided that subsequent to the occurrence of the First Lien Discharge Date, the First Lien Agent shall within five Business Days (as defined in the First Lien Agreement) thereafter (x) deliver to the Second Lien Trustee, at the Loan Parties’ sole cost and expense, the Collateral in its possession or control together with any necessary endorsements, or (y) direct and deliver such Collateral as a court of competent jurisdiction otherwise directs; and provided further that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Lien Creditors and the Second Lien Creditors, and shall not impose on the First Lien Agent or the First Lien Creditors any obligations in respect of the disposition of any Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person.

2.4 Similar Liens and Agreements. The parties hereto agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical, except that the First Lien Collateral will include the assets described in items (4) and (6) of the definition of “Excluded Collateral” set forth in the Existing Second Lien Indenture, and the Second Lien Collateral may not include such assets (the “Excluded Assets”). So long as the First Lien Discharge Date has not occurred, the parties hereto agree that (x) no Loan Party shall grant or permit, and no Second Lien Creditor shall acquire or hold, any Lien on any assets of any Loan Party securing any Second Lien Obligation which assets are not also subject to a Lien granted pursuant to the First Lien Documents in favor of the First Lien Agent for the benefit of the First Lien Creditors securing the First Lien Obligations and (y) no Loan Party shall grant or permit, and no First Lien Creditor shall acquire or hold, any Lien on any assets of any Loan Party (other than Excluded Assets) securing any First Lien Obligation which assets are not also subject to a Lien granted pursuant to the Second Lien Documents in favor of the Second Lien Trustee for the

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benefit of the Second Lien Creditors securing the Second Lien Obligations. In furtherance of the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:

(a) upon reasonable request by either the First Lien Agent or Second Lien Trustee, as applicable, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Documents and the Second Lien Documents;

(b) that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral and guarantees for the First Lien Obligations and the Second Lien Obligations shall be in all material respects the same forms of documents, subject to document standard language with respect to the duties and liabilities of the Second Lien Trustee acting in its capacity as “Trustee” and “Collateral Agent” as required by Second Lien Trustee, and other than with respect to the senior and subordinate nature of the obligations and Collateral thereunder; and

(c) that in the event (x) the First Lien Agent shall obtain or record any First Lien Documents in favor of the First Lien Agent granting Liens on Collateral to secure First Lien Obligations, then First Lien Agent shall notify the Second Lien Trustee of such documentation and provide a copy thereof or (y) the Second Lien Trustee shall obtain or record any Second Lien Documents in favor of the Second Lien Trustee granting Liens on Collateral to secure Second Lien Obligations, then Second Lien Trustee shall notify the First Lien Agent of such documentation and provide a copy thereof.

2.5 Intentionally Omitted.

2.6 Subordination of Liens Securing; Excess First Lien Obligations. Notwithstanding anything to the contrary contained in this Agreement;

(a) all Liens securing Second Lien Obligations up to but not exceeding the Second Lien Cap will be senior in all respects and prior to any Lien on the Collateral securing any First Lien Excess Obligations, and all Liens securing any First Lien Excess Obligations will be junior and subordinate in all respects to any Lien securing a Second Lien Obligation up to but not exceeding the Second Lien Cap;

(b) all Liens securing First Lien Excess Obligations will be senior in all respects and prior to any Lien on the Collateral securing any Second Lien Excess Obligations and all Liens securing any Second Lien Excess Obligations will be junior and subordinate in all respects and prior to any Lien securing First Lien Excess Obligations; and

(c) with respect to the First Lien Excess Obligations and Collateral (including proceeds),

(i) First Lien Creditors will have rights and obligations (other than obligations in respect to the Standstill Period) analogous to the rights and obligations Second Lien Creditors have under this Agreement with respect to the Second Lien Obligations not in excess of the Second Lien Cap and the Collateral (including proceeds); and

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(ii) Second Lien Creditors will have rights and obligations analogous to the rights and obligations First Lien Creditors have under this Agreement with respect to the First Lien Obligations that are not in excess of the First Lien Cap, and the Collateral (including proceeds).

2.7 Purchase Option. The First Lien Agent, on behalf of itself and the First Lien Creditors, agrees that if (i) an event of default under the First Lien Documents has occurred and is continuing, and as a result of such event of default under the First Lien Documents the First Lien Obligations have been accelerated, (ii) there is a payment default with respect to the Second Lien Obligations, or (iii) any Insolvency Proceeding has been commenced (or is then continuing) with respect to any Loan Party under a First Lien Agreement, (each a “Trigger Event”), then the Second Lien Note Holders shall have the right and option to purchase the entire aggregate amount (but not less than the entire aggregate amount) of outstanding First Lien Obligations (excluding First Lien Excess Obligations) (including unfunded and unterminated commitments) at a price equal to par value of the outstanding principal amount thereof, plus all accrued and unpaid interest, fees and other amounts of First Lien Obligations, together with cash collateral for all outstanding letters of credit in an amount equal to 105% of the undrawn and available amount of such letters of credit outstanding under the applicable First Lien Agreement, and cash collateral for then outstanding Swap Obligations in an amount equal to unpaid amounts then due in respect of such Swap Obligations; provided that in no event will the calculation of the amount of such outstanding First Lien Obligations include any premiums (other than breakage costs). In the event that the amount of cash collateral provided by the Second Lien Note Holders exceeds the actual obligations that such cash collateral is securing, the amount of such excess shall be returned to the Second Lien Note Holders promptly following satisfaction in full of such obligations. Such sale shall be without warranty or representation or recourse other than as provided in standard Loan Syndication Trading Association documentation for par trades. To exercise the option following any Trigger Event, the Second Lien Trustee upon receipt of indemnification in accordance with the Second Lien Indenture from the Purchasing Second Lien Note Holders, together with a written direction from the Second Lien Note Holders holding at least 15% of the principal amount of Second Lien Notes then outstanding (the “Purchasing Second Lien Note Holders”) shall deliver a written notice prepared by and on behalf of such Purchasing Second Lien Note Holders to the First Lien Agent, which notice must be given within 60 days after the occurrence of any such Trigger Event and shall be deemed an irrevocable exercise of its option to purchase the First Lien Obligations on the terms set forth in this Section. Upon delivery of such notice, the Purchasing Second Lien Note Holders shall be obligated to purchase (on a pro rata basis), and the First Lien Creditors shall be obligated to sell, the entire aggregate amount of outstanding First Lien Obligations for the purchase price described in this Section within fifteen (15) days after delivery of such notice, nor shall the Second Lien Notes Trustee have any responsibility to execute, or liability in connection with, the execution of such purchase. Nothing contained in this Section 2.7 shall limit the ability of the First Lien Creditors to enforce any of their rights or remedies with respect to the First Lien Obligations at any time prior to the date of such purchase by the Second Lien Noteholders of the First Lien Obligations in accordance with the terms of this Section 2.7. In no event shall the Second Lien Trustee be obligated to monitor any such Trigger Event.

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SECTION 3 Enforcement Rights.

3.1 Enforcement. Until the occurrence of the First Lien Discharge Date, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party:

(a) The Second Lien Trustee and the Second Lien Creditors:

(i) shall not take any Enforcement Action with respect to any Collateral or exercise rights with respect to a Lien securing a Second Lien Obligation,

(ii) will not contest, protest or object to, or take any other action that may impair, any collection or foreclosure proceeding or action with respect to the Collateral brought by the First Lien Agent or any First Lien Creditor or any other exercise by the First Lien Agent or any First Lien Creditor, of any secured creditor rights and remedies under the First Lien Documents or otherwise, and

(iii) will not object to the forbearance by the First Lien Agent or the First Lien Creditors from bringing or pursuing any collection or foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral.

(b) The First Lien Creditors shall have the exclusive right to take and continue any Enforcement Action with respect to the Collateral, without any notification to, consultation with or consent of the Second Lien Trustee or any other Second Lien Creditor. Upon the occurrence and during the continuance of an event of default under the First Lien Documents, subject to the provisions of this Agreement and applicable law, the First Lien Agent and the other First Lien Creditors may take and continue any Enforcement Action with respect to the Collateral in such order and manner as they may determine in their sole discretion.

(c) Notwithstanding the preceding section 3.1(a) or (b), Second Lien Creditors may:

(i) commence an Enforcement Action and exercise rights with respect to the Collateral or a Lien securing a Second Lien Obligation if:

(A) 120 days have elapsed since Second Lien Trustee notified First Lien Agent that either (x) the Second Lien Obligations have become due in full as a result of acceleration or otherwise (and such acceleration of the Second Lien Obligations has not been rescinded) or (y) any payment or insolvency event of default has occurred and is then continuing under the Second Lien Documents (the “Standstill Period”), and

(B) First Lien Creditors are not then diligently pursuing an Enforcement Action with respect to all or a material portion of the Collateral or diligently attempting to vacate any stay or prohibition against such exercise;

(ii) file a proof of claim or statement of interest, vote on a plan of reorganization (including a vote to accept or reject a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition or extension)), and make other filings, arguments, and

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motions, with respect to the Second Lien Obligations and the Collateral in any insolvency proceeding commenced by or against any grantor, in each case in accordance with this Agreement;

(iii) take action to create, perfect, preserve or protect its Lien on the Collateral, so long as such actions are not adverse to the priority status in accordance with this Agreement of Liens on the Collateral securing the First Lien Obligations or the First Lien Creditors’ rights to exercise remedies;

(iv) file necessary pleadings in opposition to a claim objecting to or otherwise seeking disallowance of a Second Lien Obligation or a Lien securing the Second Lien Obligations;

(v) join (but not exercise any control over) a judicial foreclosure or Lien enforcement proceeding with respect to the Collateral initiated by the any First Lien Creditor, to the extent that such action could not reasonably be expected to interfere materially with the Enforcement Actions of the First Lien Creditors, but no Second Lien Creditor may receive any proceeds thereof unless expressly permitted in this Agreement; and

(vi) bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any First Lien Creditor or any sale of Collateral during an insolvency proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the proceeds of such bid are otherwise sufficient to cause the discharge of the First Lien Obligations up to the First Lien Cap.

(d) Subject to compliance with applicable law and regulations (including the Uniform Commercial Code), no Second Lien Creditor will contest, protest or object to, or take any action to hinder, and each waives any and all claims with respect to, any Enforcement Action by a First Lien Creditor.

(e) Except as expressly provided in Section 2.3(b) hereof, First Lien Agent shall have no implied duty to Second Lien Creditors or any Loan Party as to any property belonging to any Loan Party (whether or not the same constitutes Collateral) in its possession or control or in the possession or control of any of its agents or nominees, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

3.2 Second Lien Creditors’ Rights as Unsecured Creditor. The Second Lien Trustee and the other Second Lien Creditors may, in accordance with the terms of the Second Lien Documents and applicable law, enforce rights and exercise remedies that could be exercised by an unsecured creditor prior to the end of the Standstill Period; provided that no such action is otherwise inconsistent with the terms of this Agreement.

3.3 Judgment Creditors.

(a) In the event that any Second Lien Creditor becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in

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relation to the Senior Liens and the First Lien Obligations) to the same extent as all other Liens securing the Second Lien Obligations (created pursuant to the Second Lien Security Documents) subject to this Agreement.

(b) In the event that any First Lien Creditor becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Junior Liens and the Second Lien Obligations) to the same extent as all other Liens securing the First Lien Obligations (created pursuant to the First Lien Security Documents) subject to this Agreement.

3.4 No Additional Rights For Loan Parties Hereunder. Except as provided in Section 3.5, if either any First Lien Creditor or Second Lien Creditor shall enforce its rights or remedies in violation of the terms of this Agreement, no Loan Party shall be entitled to use such violation as a defense, to any action by such party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any First Lien Creditor or Second Lien Creditor, as applicable.

3.5 Actions Upon Breach.

(a) If any:

(i) Second Lien Creditor, in violation of this Agreement, commences or participates in any action or proceeding against any Loan Party or the Collateral, such Loan Party, with the prior written consent of the First Lien Agent, may interpose as a defense or dilatory plea the making of this Agreement, and any First Lien Creditor may intervene and interpose such defense or plea in its or their name or in the name of any of such Loan Party.

(ii) First Lien Creditor, in violation of this Agreement, commences or participates in any action or proceeding against any Loan Party or the Collateral, such Loan Party, with the prior written consent of the Second Lien Trustee, may interpose as a defense or dilatory plea the making of this Agreement, and any Second Lien Creditor may intervene and interpose such defense or plea in its or their name or in the name of such Loan Party.

(b) Should any:

(i) Second Lien Creditor, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any First Lien Creditor (in its or their own name or in the name of the relevant Loan Party) or the relevant Loan Party may obtain relief against such Second Lien Creditor by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Lien Trustee on behalf of each Second Lien Creditor that (A) the First Lien Creditors’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (B) each Second Lien Creditor waives any defense that the Loan Parties and/or the First Lien Creditors cannot demonstrate damage and/or be made whole by the awarding of damages.

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(ii) First Lien Creditor, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Second Lien Creditor (in its or their own name or in the name of the relevant Loan Party) or the relevant Loan Party may obtain relief against such First Lien Creditor by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the First Lien Agent on behalf of each First Lien Creditor that (A) the Second Lien Creditors’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (B) each First Lien Creditor waives any defense that the Loan Parties and/or the Second Lien Creditors cannot demonstrate damage and/or be made whole by the awarding of damages.

SECTION 4 Application Of Proceeds Of Collateral; Dispositions And Releases Of Collateral; Insurance.

4.1 Application of Proceeds, Turnover Provisions.

(a) All proceeds of Collateral (including without limitation any interest earned thereon) resulting from the sale, collection or other disposition of Collateral in connection with or resulting from any Enforcement Action with respect to the Collateral, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows:

(i) first to the relevant First Lien Agent or Second Lien Trustee for the payment of costs and expenses of such Creditors in connection with such Enforcement Actions,

(ii) second to the First Lien Agent in an amount not to exceed the First Lien Cap for application to the First Lien Obligations in accordance with the terms of the First Lien Documents and permanently reduce the commitments,

(iii) third to the Second Lien Trustee in an amount not to exceed the Second Lien Cap for application to the Second Lien Obligations in accordance with the terms of the Second Lien Documents and permanently reduce the commitments,

(iv) fourth to the First Lien Agent for application to the First Lien Obligations in accordance with the terms of the First Lien Documents, until the First Lien Discharge Date has occurred and permanently reduce the commitments,

(v) fifth to the Second Lien Trustee for application to the Second Lien Obligations in accordance with the terms of the Second Lien Documents, until the Second Lien Obligations have been indefeasibly paid in full,

(vi) thereafter, after the First Lien Discharge Date and the date that all Second Lien Obligations have been satisfied and paid in full in cash, to the Loan Parties or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

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(b) Until the occurrence of the First Lien Discharge Date, any Collateral, including without limitation any such Collateral constituting proceeds, that may be received by any Second Lien Creditor in violation of this Agreement shall be segregated and held in trust and promptly paid over to the First Lien Agent, for the benefit of the First Lien Creditors for application in accordance with clause (a) above, in the same form as received, with any necessary endorsements, and each Second Lien Creditor hereby authorizes the First Lien Agent to make any such endorsements as agent for the Second Lien Trustee (which authorization, being coupled with an interest, is irrevocable).

4.2 Releases of Junior Liens.

(a) If, in connection with (i) any disposition of any Collateral permitted under the terms of the First Lien Documents or (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral, including any disposition of any Collateral or (iii) an Insolvency Proceeding and the entry of an order by the bankruptcy court authorizing any disposition of any Collateral, the First Lien Agent, for itself and on behalf of the other First Lien Creditors, (x) releases any of the Liens securing First Lien Obligations, or (y) releases any guarantor from its obligations under its guarantee of the First Lien Obligations (in each case, a “Release”), other than any such Release granted following the First Lien Discharge Date, then the Liens securing the Second Lien Obligations on such Collateral, and the obligations of such guarantor under its guarantee, will be automatically, unconditionally and simultaneously released; provided that, (x) in the case of a disposition of Collateral in accordance with clause (i) above (or a Release of a guarantor from its guarantee in connection therewith), the Liens securing Second Lien Obligations may not be so Released and such guarantor may not be so Released if such disposition or such Release of such guarantor from its guarantee is not permitted under the terms of the Second Lien Documents and (y) in the case of a disposition of Collateral in accordance with clauses (ii) or (iii) above, the Liens securing Second Lien Obligations may not be so Released if the proceeds of such disposition are not applied to repay the First Lien Obligations and permanently reduce any commitments thereunder by a corresponding amount in accordance with Section 4.1(a). The Second Lien Trustee and Collateral Agent will be entitled to receive and rely on opinions of counsel and officers’ certificates provided by the Loan Parties stating that all conditions precedent to such Release have been satisfied in accordance with Section 4.1(a).

(b) The Second Lien Trustee and the Second Lien Creditors shall promptly execute and deliver such release documents and instruments and shall take such further actions as the First Lien Agent shall reasonably request to evidence any release of the Junior Liens or the guaranty described in paragraph (a). The Second Lien Trustee, for itself and on behalf of Second Lien Creditors, hereby appoints the First Lien Agent and any officer or duly authorized person of the First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Second Lien Trustee and in the name of the Second Lien Trustee or in the First Lien Agent’s own name, from time to time, in the First Lien Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all

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documents and instruments as may be necessary or desirable to accomplish the purpose of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). Notwithstanding anything herein to the contrary, no provision of this Section 4.2(b) shall have any effect on the obligations of any Loan Party under the Second Lien Documents with respect to any such release of such Collateral.

4.3 Insurance. Until the First Lien Discharge Date has occurred, the First Lien Agent, for the benefit of First Lien Creditors, will (i) be named as additional insured and loss payee under any insurance policies maintained from time to time by any Loan Party that names Second Lien Trustee as additional insured and loss payee and (ii) have the sole and exclusive right (A) to adjust or settle any insurance policy or claim covering the Collateral in the event of any loss thereunder, (B) to approve any award granted in any condemnation or similar proceeding affecting the Collateral and (C) of control over any deposit accounts of any Loan Party.

SECTION 5 Insolvency Proceedings.

5.1 Financing Matters. If any Loan Party becomes subject to any Insolvency Proceeding, and if the First Lien Agent or the First Lien Creditors desire to consent (or not object) to the use of cash collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Loan Party (“DIP Financing”), or the Liens securing any DIP Financing (“DIP Financing Liens”), then the Second Lien Trustee agrees, on behalf of itself and the other Second Lien Creditors, that, until the First Lien Discharge Date, each Second Lien Creditor (i) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing and DIP Financing Liens, unless (A) the First Lien Creditors, or a representative authorized by the First Lien Creditors (including, without limitation, the First Lien Agent), shall then oppose or object to such DIP Financing or DIP Financing Liens, or (B) such DIP Financing Liens are not senior to, or do not rank pari passu with, the Liens securing the First Priority Liens, (ii) will not request or accept any form of adequate protection or any other relief in connection with the sale, use or lease of such cash or other collateral or such DIP Financing except as set forth in paragraph 5.4 below, and (iii) will subordinate (and will be deemed hereunder to have subordinated) the Liens securing the Second Priority Obligations (x) to such DIP Financing Liens with the same terms and conditions as the Liens securing the First Lien Obligations are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (y) to any adequate protection provided to the First Lien Creditors and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the First Lien Agent or the First Lien Creditors. Notwithstanding the foregoing, this Section 5.1 will only be binding on the Second Lien Creditors with respect to any DIP Financing to the extent the principal amount of such DIP Financing, when taken together with the aggregate principal amount of the First Priority Obligations (including drawn and undrawn amount of all outstanding letters of credit constituting First Lien Obligations) does not exceed the First Lien Cap.

5.2 Relief From the Automatic Stay. The Second Lien Trustee agrees, on behalf of itself and the other Second Lien Creditors, that none of them will, during any Standstill Period, seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of the Second Lien Obligations or any Collateral, without the prior written consent of the First Lien Agent.

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5.3 Adequate Protection.

(a) The Second Lien Trustee, on behalf of itself and the other Second Lien Creditors, agrees that none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the First Lien Agent or the First Lien Creditors for adequate protection or (ii) any objection by the First Lien Agent or any other First Lien Creditors to any motion, relief, action or proceeding based on a claim of a lack of adequate protection.

(b) The First Lien Creditors will not raise any objection to a request by the Second Lien Creditors (and the Second Lien Creditors may make requests) for (i) adequate protection payments in the form of the Second Lien Creditors retaining a Lien on the Collateral (including proceeds thereof arising after the commencement of such proceeding) with the same priority in relation to the First Lien Creditors as existed prior to the commencement of the insolvency or liquidation proceedings as contemplated by clause (a) above, (ii) the Second Lien Creditors receiving a replacement Lien on post-petition assets with the same priority relative to the Liens securing First Lien Obligations as existed immediately prior to the commencement of the Insolvency proceeding, and (iii) a superpriority claim junior in all respects to the superpriority claims granted to the First Lien Creditors; provided that, (A) all such Liens, if granted, will be subordinate to all Liens securing the First Lien Obligations (including, without limitation, the first lien adequate protection liens and any “carve-out” agreed to by the First Lien Agent) and any Liens securing DIP Financing) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated under this Agreement and (B) all such superpriority claims, if granted, are junior in all respects to the superpriority claims granted to the First Lien Creditors on account of any of the First Lien Obligations or granted with respect to the DIP Financing or use of cash collateral on the same basis as the other Liens securing the Second Lien Obligations are so subordinated under this Agreement and the Second Lien Creditors shall have irrevocably agreed that any such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such junior superpriority claims. Notwithstanding anything contained in this Agreement to the contrary, if, in connection with any Insolvency Proceeding, (A) any First Lien Creditor seeks or requests adequate protection in the form of a Lien on additional collateral, the Second Lien trustee may, for itself and on behalf of the other Second Lien Creditors, seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing First Priority Obligations and DIP Financing Liens on the same basis as the other Liens securing Second Priority Obligations are subordinated to the Liens securing First Priority Obligations under this Agreement or (B) any Second Lien Creditor is granted adequate protection in the form of a Lien on additional collateral, the First Lien Agent will, for itself and on behalf of the other First Lien Creditors, be granted adequate protection in the form of a Lien on such additional collateral that is senior to such Liens securing Second Lien Obligations as security for the First Lien Obligations.

5.4 Avoidance Issues. If any First Lien Creditor is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party,

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because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Lien Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Lien Discharge Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto until such time as the First Lien Discharge Date shall have fully and finally occurred with respect to all such reinstated First Lien Obligations. The Second Lien Creditors agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

5.5 Asset Dispositions in an Insolvency Proceeding. Neither the Second Lien Trustee nor any other Second Lien Creditor shall, in an Insolvency Proceeding, oppose any sale or disposition of any assets of any Loan Party that is supported by the First Lien Creditors, and the Second Lien Trustee and each other Second Lien Creditor will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the First Lien Creditors and to have released their Liens in such assets; provided that the Second Lien Trustee and the Second Lien Creditors shall have the right to object to any such sale on the basis available to an unsecured creditor.

5.6 Grants of Security and Separate Classification. Each Second Lien Creditor acknowledges and agrees that (i) the grants of Liens pursuant to the First Lien Security Documents and Second Lien Security Documents constitute two separate and distinct grants of Liens, and (ii) among other things, because of their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Creditors and Second Lien Creditors constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Lien Creditors hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Collateral with the effect being that, to the extent that the aggregate distributions are sufficient (for this purpose ignoring all claims held by the Second Lien Creditors), the First Lien Creditors shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claim, all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Second Lien Creditors, with the Second Lien Creditors hereby acknowledging and agreeing to turn over to the First Lien Agent amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Creditors.

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5.7 Plans of Reorganization. Each of the First Lien Agent, on behalf of the First Lien Creditors, and the Second Lien Trustee, on behalf of the Second Lien Creditors, agrees that, without the written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization in any insolvency or liquidation proceeding. The Second Lien Creditors may vote on any plan of reorganization (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension) so long as such plan does not violate the terms of this Agreement.

5.8 Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of Insolvency Proceeding. All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

5.9 Post-Petition Interest.

(a) No Second Lien Creditor may oppose or seek to challenge any claim by a First Lien Creditor for allowance or payment in any Insolvency Proceeding of First Lien Obligations consisting of Post-Petition Interest.

(b) No First Lien Creditor may oppose or seek to challenge in an Insolvency Proceeding a claim by a Second Lien Creditor for allowance of Second Lien Obligations consisting of Post-Petition Interest; provided, however that if the First Lien Creditors shall have made a claim for allowance or payment in such Insolvency Proceeding of First Lien Obligations consisting of Post-Petition Interest, such claim (1) shall also have been approved or (2) will be approved contemporaneously with the approval of such claim by any Second Lien Creditor.

SECTION 6 First Lien Documents and Second Lien Documents.

6.1 Amendments to First Lien Documents. Unless a similar amendment, supplement or modification to the applicable Second Lien Document has been, or is concurrently being, made, without the prior written consent of the Second Lien Trustee, the First Lien Documents may not be amended, supplemented, modified, increased, restated, refinanced or replaced to the extent such amendment, supplement, modification, restatement, refinancing or replacement, or the terms of any new First Lien Indenture, would (i) contravene the provisions of this Agreement, (ii) increase the outstanding aggregate principal amount of the loans (and reimbursement obligations) under the First Lien Documents plus, if any, any undrawn portion of any commitment under the First Lien Documents, in excess of the First Lien Cap, (iii) increase any applicable margin or similar component of interest or yield on the loans under the New Credit Facility by more than 200 basis points per annum, or impose any (or increase any) fee, original issue discount or similar payment (other than default interest) in connection therewith that, together with all such fees, original issue discounts or similar payments imposed from the date first written above, would have a similar effect; (iv) extend the stated maturity of the loans thereunder beyond the stated maturity of the Second Lien Notes; (v) change any representation, warranty, covenant, default or event of default thereunder in a manner materially adverse to the Loan Parties; (vi) change the redemption, prepayment or defeasance provisions thereof in a

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manner which would be materially adverse to the Second Lien Creditors; (vii) add Collateral (unless such Collateral is also provided to the Second Lien Trustee), or (viii) increase the obligations thereunder of any Loan Party or confer any additional rights on the First Lien Creditors which would be materially adverse to the Second Lien Creditors. Notwithstanding the foregoing, the parties hereto (x) acknowledge that the Loan Parties, or any one or more of them, expect to enter into a new credit facility (as amended, supplemented, amended and restated or otherwise modified, or replaced, in accordance with the terms of this Agreement “New Credit Faculty”) within three months of the date first written above that is permitted by the terms of the Second Lien Indenture and (y) agree that the foregoing clauses (iii) and (v) through (viii) shall not apply to the initial entry into such new credit facility, but will apply to all amendments, supplements, modifications and restatements thereto and all refinancings and replacements thereof.

6.2 Restrictions on Second Lien Documents and Amendments to Second Lien Documents. Unless a similar amendment, supplement or modification to the applicable First Lien Document has been, or is concurrently being, made, without the prior written consent of the First Lien Agent, the Second Lien Indenture may not be amended, supplemented, modified, increased, restated, refinanced or replaced to the extent such amendment, supplement, modification, restatement, refinancing or replacement, or the terms of any new Second Lien Indenture, would (i) contravene the provisions of this Agreement, (ii) increase the interest rate on the Second Lien Notes issued thereunder to a rate higher than fifteen and seventy five one hundredths percent (15.75%) per annum, or impose any fee, original issue discount or similar payment in connection therewith that, together with all such fees, original issue discounts or similar payments (other than default interest) imposed from the date hereof, would exceed two percent (2.0%) of the amount of the Second Lien Notes, other than the initial fees or original issue discount payable in connection with the initial issuance of the Second Lien Notes; (iii) change (to earlier dates) any dates upon which payments of principal or interest are due thereon; (iv) change any representation, warranty, covenant, default or event of default thereunder in a manner materially adverse to the Loan Parties; (v) change the redemption, prepayment or defeasance provisions thereof in a manner which would be materially adverse to the First Lien Creditors; (vi) add Collateral (unless such Collateral is also provided to the First Lien Agent), or (vii) increase the obligations thereunder of the Loan Parties or confer any additional rights on the Second Lien Creditors which would be materially adverse to the First Lien Creditors.

SECTION 7 Reliance; Waivers; etc.

7.1 Reliance. The First Lien Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Second Lien Trustee, on behalf of it itself and the Second Lien Creditors, expressly waives all notice of the acceptance of and reliance on this Agreement by the First Lien Creditors.

7.2 No Warranties or Liability. The Second Lien Trustee acknowledges and agrees that neither the First Lien Agent nor any other First Lien Creditor has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any First Lien Document. Except as otherwise provided in this Agreement, the First Lien Creditors will be entitled to manage and supervise their extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

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7.3 No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the First Lien Documents or the Second Lien Documents.

SECTION 8 Representations and Warranties.

8.1 Representations and Warranties. By its signature hereto, each Person signing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

SECTION 9 Miscellaneous.

9.1 Conflicts.

(a) Reference is made to that certain Intercreditor Agreement (Non-Operated Properties), dated as of the date hereof, by and among the First Lien Agent and the Second Lien Trustee as “Senior Agents” for the Senior Creditors (as defined therein), W&T Offshore, Inc. as the “Junior Creditor”, BEEOO and the other Loan Parties party thereto (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Non- Operated Properties Intercreditor Agreement”) regarding the Non-Operated Properties (as defined therein). With respect to the rights, duties and obligations as between the First Lien Agent, as a “Senior Agent” under the Non-Operated Properties Intercreditor Agreement, and the Second Lien Trustee, as a “Senior Agent” under the Non-Operated Properties Intercreditor Agreement, the provisions of this Agreement shall govern.

(b) Notwithstanding the provisions of Section 9.1(b), with respect to the rights, duties and obligations as between the Capital One, N.A, as Administrative Agent under the Second Lien Credit Agreement and the lenders party thereto on the one hand and BP on the other hand, the provisions of that certain intercreditor agreement, dated as of the date hereof, by and between Capital One, N.A., as Administrative Agent for itself and the lenders under the Second Lien Credit Agreement and BP dated of even date herewith (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Capital One/BP Intercreditor Agreement”) shall govern.

9.2 Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Lien Discharge Date shall have occurred. This is a continuing agreement and the First Lien Creditors may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Loan Party on the faith hereof.

9.3 Amendments, Waivers. No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by each party hereto. Notwithstanding the foregoing, no Loan Party will have a right to consent to or approve

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an amendment or modification of this Agreement except to the extent its rights are directly affected. Notwithstanding anything herein to the contrary, no provision of this Section 9.3 shall have any effect on the obligations of the Loan Parties under the Second Lien Documents with respect to any such amendments.

9.4 Information Concerning Financial Condition of Loan Parties. First Lien Creditors and Second Lien Creditors hereby assume responsibility for keeping themselves informed of the financial condition of the Loan Parties and all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. First Lien Creditors and Second Lien Creditors hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. Other than as required by this Agreement, in the event the First Lien Agent or the Second Lien Trustee, each in its sole discretion, respectively, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.

9.5 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

9.6 Submission to Jurisdiction; Waivers.

(a) Each of Second Lien Trustee, for itself and each Second Lien Creditor, and First Lien Agent, for itself and each First Lien Creditor, hereby irrevocably and unconditionally submits, for itself, the Second Lien Creditors, the First Lien Creditors and their property, to the non-exclusive jurisdiction of any United States Federal Court sitting in the State of New York or New York state court, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such United States Federal Court or New York state court. Second Lien Trustee, First Lien Agent, each Second Lien Creditor and each First Lien Creditor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any First Lien Creditor or Second Lien Creditor may otherwise have to bring any action or proceeding relating to this Agreement, any First Lien Documents against any Loan Party or its properties, or any Second Lien Documents against any Loan Party or its properties in the courts with subject matter jurisdiction of any other jurisdiction.

(b) Each Loan Party, the Second Lien Creditors and the First Lien Creditors hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so (x) any objection they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section and (y) the defense of an inconvenient forum to the maintenance of such action or proceeding.

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(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) Each party hereto knowingly, voluntarily and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or action of any of them. None of the parties hereto shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any of the parties hereto except by a written instrument executed by all of them.

9.7 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. The Second Lien Trustee agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods (including pdf files). If the party elects to give the Second Lien Trustee email or facsimile instructions (or instructions by a similar electronic method) and the Second Lien Trustee in its discretion elects to act upon such instructions, the Second Lien Trustee’s understanding of such instructions shall be deemed controlling.

9.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the First Lien Creditors and Second Lien Creditors and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral. All references to any Loan Party shall include any Loan Party as debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

9.9 Further Assurances. The Second Lien Trustee, on behalf of itself and the Second Lien Creditors under the Second Lien Documents, and BEEOO and BEEFC, on behalf of the Loan Parties, agree that it shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Agent or any other First Lien Creditor may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

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9.10 Subrogation. The Second Lien Trustee, on behalf of itself and the Second Lien Creditors, hereby agrees that it shall not exercise any rights of subrogation they may acquire as a result of any payment hereunder prior to the occurrence of the First Lien Discharge Date.

9.11 Application of Payments. Except as provided in this Agreement, all payments received by the First Lien Agent or the First Lien Creditors may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Documents.

9.12 Specific Performance. The First Lien Agent, any other First Lien Creditor, the Second Lien Trustee and any other Second Lien Creditor may demand specific performance of this Agreement. The Second Lien Trustee, on behalf of itself and the Second Lien Creditors, and the First Lien Agent, on behalf of itself and the First Lien Creditors, each hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Lien Agent, any First Lien Creditor, the Second Lien Trustee or any Second Lien Creditor, respectively.

9.13 Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting this Agreement.

9.14 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.15 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterpart (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.

9.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SECOND LIEN NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.17 Rights of Second Lien Trustee.

(a) With respect to the Loan Parties, in addition to the foregoing rights, in acting hereunder and by virtue of this Agreement, the Second Lien Trustee shall have all of the rights, protections and immunities granted to it under the Existing Second Lien Indenture and the Second Lien Security Documents, all of which are incorporated by reference herein as they relate to the Loan Parties and the Second Lien Trustee.

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(b) In no event shall the Second Lien Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Second Lien Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) The Second Lien Trustee agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods (including pdf files). If the party elects to give the Second Lien Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Second Lien Trustee in its discretion elects to act upon such instructions, the Second Lien Trustee’s understanding of such instructions shall be deemed controlling.

9.18 Prior Agreement. This Agreement supersedes and replaces the Prior Agreement and is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CAPITAL ONE, N.A., as First Lien Agent for and on behalf of the First Lien Creditors

By:	/s/ Eric Broussard
Name:	Eric Broussard
Title:	Senior Vice President

Address for Notices:

Eric Broussard Senior Vice President, Energy Banking Capital One, N.A. 5718 Westheimer, Suite 1430 Houston, Texas 77057

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THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Second Lien Trustee and Second Lien Collateral Agent for and on behalf of the Second Lien Creditors

By:	/s/ Kash Asghar
Name:	Kash Asghar
Title:	Senior Associate

Address for Notices:

601 Travis, 16th FL Houston, Texas, 77002, USA

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BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company

By:	/s/ James Hagemeier
James Hagemeier
Vice President

BLACK ELK ENERGY FINANCE CORP., a Texas corporation

By:	/s/ James Hagemeier
James Hagemeier
Vice President

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